UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

Next 1 Interactive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52669	26-3509845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 29, 2015, Next 1 Interactive Inc.’s (the “Company”) management determined that the Company’s consolidated financial statements as of and for the quarter ended November 30, 2014, should be restated, and should no longer be relied upon.

The restatement resulted from a re-examination of the Company’s ownership interest in Realbiz Media Group, Inc. (“Realbiz”). Such re-examination resulted in the finding and conclusion that although the composition of the board of directors of each of the Company and Realbiz were substantially the same, the Company no longer had control over the operating and financial policies of Realbiz due to the Company’s decreased ownership interest in Realbiz. The Company has been deemed to no longer have controlling interest in its consolidated subsidiary during the third quarter ending November 30, 2014 and is required to deconsolidate as of that time requiring an amendment to, and restatement of, the consolidated financial statements.  Accordingly, financial results of Realbiz that had been consolidated with the financial results of the Company, should be deconsolidated. After November 30, 2014, the Company is a standalone company focused solely on media and marketing of travel, membership programs and employment but still maintaining a non-controlling investment in Realbiz.   Realbiz, the former consolidated subsidiary, is now a standalone company focused exclusively on technology solutions for the real estate industry.  When the Company originally made its majority controlled investment in Realbiz in October 2012, it was its intention to reduce its investment to the level that the two companies would deconsolidate.  Once completed the restated financials statements will reflect only the operations from the Company as opposed to the current combined operations.

Management discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT 1 INTERACTIVE, INC.

Date: May 29, 2015	By:	/s/ William Kerby
William Kerby
Chief Executive Officer